AMENDMENT TO EMPLOYMENT AGREEMENT

This AGREEMENT (the “Amendment”) is made and entered into this 15th day of July, 2014 by and between Dean Tozer (the “Employee”) and Cytomedix, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement dated as of May 30, 2014 (the “Employment Agreement”); and

WHEREAS, Section 2(d)(ii) of the Employment Agreement recited certain of the Company’s purported previous grants of stock options to the Employee under the 2013 Equity Incentive Plan (the “Previous Grants”); and

WHEREAS, a number of the Previous Grants were not validly granted because they exceeded the limit on the number of options that may be granted by the Company within any calendar year period under the 2013 Equity Incentive Plan (the “Excess Grants”); and the Company has already (with the Employee’s knowledge and consent) revised and reformed the Previous Grants to be consistent with applicable individual grant limits under the 2013 Equity Incentive Plan (such reformed grants hereinafter called the “Reformed Grants”); and

WHEREAS, the Parties now also wish to amend the Employment Agreement to reflect their respective intents with respect to the Reformed Grants and Excess Grants;

NOW THEREFORE, in consideration of the Company’s undertaking to provide, in connection with its grant of certain options to the Employee in 2014 and 2015 (described below), a vesting schedule more favorable to the Employee than the three year vesting schedule provided in connection with the Excess Grants (which more favorable vesting schedule is attached hereto and made a part hereof as “Exhibit A”), and for other good and valuable consideration the receipt of which is hereby acknowledged by the Parties, the Parties hereby agree that the Employment Agreement be, and it hereby is amended, by substituting the following in place of the last sentence of Section 2(d)ii thereof:

“Notwithstanding the preceding or any other provision of this Agreement, Employee has been, or shall be, subject to the review and approval by the Board of Directors of the Company (the “Board”) at a Board meeting to be held no later than July 18, 2014, granted during 2014 and 2015 options to purchase from the Company the following number of shares of common stock of the Company pursuant to the respective Company plans, as noted below:

Year	# of Shares	Plan
2014	350,000	2013 Equity Incentive Plan
2014	1,000,000	Long-Term Incentive Plan
2015	190,800	Long-Term Incentive Plan

The option exercise price for all grants in 2014 (the “2014 Grants”) shall be $.60 per share. The option exercise price for the grant in 2015 (the “2015 Grant”) shall be the greater of the fair market value of the stock on the date of grant, or $.60 per share.

In the event that the Board does not approve this Amendment at a Board meeting to be held no later than July 18, 2014, then this Amendment shall immediately be terminated and treated as null and void and as if such Amendment never existed. Although the Board has not yet approved this Amendment, the Chair of the Compensation Committee has reviewed this Amendment and will recommend approval of this Amendment to the Board.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Employment Agreement, to be effective as of May 30, 2014.

CYTOMEDIX, INC.		EMPLOYEE

By:	/s/ Martin P. Rosendale	/s/ Dean Tozer
Martin P. Rosendale, CEO